EXHIBIT 99.1

STRYKER ANNOUNCES DEFINITIVE AGREEMENT TO SELL OP-1 FOR USE IN ORTHOPAEDIC BONE APPLICATIONS TO OLYMPUS

Kalamazoo, Michigan - December 6, 2010 -- Stryker Corporation (NYSE:SYK) announced today that it has entered into a definitive agreement with Olympus Corporation for the sale of its OP-1 product family, which includes OP-1 Implant, OP-1 Putty, Opgenra and Osigraft, for use in orthopaedic bone applications for $60 million. The transaction also includes the sale of the manufacturing facility in Lebanon, NH. The planned sale is aligned with strategic objectives for both companies. Stryker will redirect a portion of the related R&D spending to other internal projects which it believes offers the potential for greater shareholder returns including its clinical efforts already underway with BMP-7 for potential use in osteoarthritis and research into other non-orthopaedic applications. Given the early stage of these clinical efforts and the expected scope of data to be required by FDA, commercialization of BMP-7 is not expected for at least 5 years.

The Boards of Directors of both companies have approved the transaction.

As a result of today's announcement, Stryker reported that it will incur a one-time non cash charge of approximately $75 to $80 million (net of income tax benefit) in the fourth quarter to reflect the anticipated loss on the sale of the previously described assets, which will reduce diluted net earnings per share by approximately $0.19 to $0.20.

Excluding the impact of the expected fourth quarter 2010 one-time charge, there is no change to Stryker's guidance for adjusted diluted net earnings per share for 2010, which is expected to be in the range of $3.27 to $3.30, an increase of 11-12% over adjusted net earnings per share of $2.95 in 2009.

Stryker is one of the world's leading medical technology companies and is dedicated to helping healthcare professionals perform their jobs more efficiently while enhancing patient care.   The Company provides innovative orthopaedic implants as well as state-of-the-art medical and surgical equipment to help people lead more active and more satisfying lives.  For more information about Stryker, please visit www.stryker.com.

Contacts

For investor relations inquiries, please contact:

Katherine Owen, Vice President, Strategy and Investor Relations of Stryker Corporation, 269-385-2600

For media inquiries please contact:
Aaron Kwittken, Kwittken & Company, 646-747-7144 or stryker@kwitco.com